Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

(as of January 30, 2010)

Name of Entity	Jurisdiction of Incorporation/Organization
MAP Real Estate, LLC	Delaware
Wayne Real Estate Company, LLC	Delaware
TRU 2005 RE I, LLC	Delaware
TRU 2005 RE II Trust	Delaware